Registration No.  333-164882

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________
FORM S-1

Amendment No. 2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CITADEL EFT, INC.

(Name of small business issuer in its charter)

Nevada	6099	80-0473573
(State or Other Jurisdiction of Organization)	(Primary Standard Industrial Classification Code)	(I.R.S. Employer Identification Number)

1100 Irvine Blvd.,	National Registered Agents Inc. of NV
Tustin, California, 92780	1000 East Williams Street, Suite 204
714-730-8143	Carson City, Nevada 89701
(Address and telephone number of registrant's	(800) 550-6724
executive office)	(Name, address and telephone number of agent for service)

Copies to:
Diane Dalmy
8965 West Cornell Place
Lakewood, Colorado 80227
(303) 985-9324

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on the Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: [X]

If this Form is filed to register additional common stock for an offering under Rule 462(b) of the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed under Rule 462(c) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed under Rule 462(d) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer	[ ]	Accelerated Filer	[ ]
Non-accelerated Filer	[ ]	Smaller Reporting Company	[X]
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Securities to be	Amount To Be	Offering Price Per	Aggregate
Registered	Registered(1)	Share	Offering Price	Registration Fee (2)

Common Stock by Selling Shareholders	1,213,960	$0.05	$60,698.00	$4.33

Total	1,213,960	$0.05	$60,698.00	$4.33

(1) This Registration Statement covers the resale by our selling shareholders of up to 1,213,960 shares of common stock previously issued to such selling shareholders.

 (2) The offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(o). Our common stock is not traded on any national exchange and in accordance with Rule 457; the offering price was determined by the price of the shares that were sold to our shareholders in a private placement memorandum. The price of $0.05 is a fixed price at which the selling security holders may sell their shares until our common stock is quoted on the OTCBB at which time the shares may be sold at prevailing market prices or privately negotiated prices. There can be no assurance that a market maker will agree to file the necessary documents with the Financial Industry Regulatory Authority, which operates the OTC Bulletin Board, nor can there be any assurance that such an application for quotation will be approved.

REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON DATES AS THE COMMISSION, ACTING UNDER SAID SECTION 8(a), MAY DETERMINE.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the U.S. Securities and Exchange Commission (“SEC”) is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated, July _____, 2010

Prospectus

CITADEL EFT, INC.
1,213,960 shares of Common Stock

We are registering for sale by selling shareholders 1,213,960 shares of common stock. We will not receive any proceeds from the shares sold by the selling shareholders.

 Our common stock is presently not traded on any market or securities exchange. The selling security holders have not engaged any underwriter in connection with the sale of their shares of common stock. The sales price to the public is fixed at $0.05 per share until such time as the shares of our common stock may become traded on the Bulletin Board operated by the Financial Industry Regulatory Authority or another exchange; however, there is no assurance that our common stock will become quoted on the OTC Bulletin Board or another exchange. If our common stock becomes quoted on the Bulletin Board or another exchange, then the sales price to the public will vary according to the selling decisions of each selling shareholder and the market for our stock at the time of resale.

Investing in our common stock involves risks. See “Risk Factors” starting at page 8.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 20 2010.

Summary Information

The following summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. You should read the entire prospectus, including “Risk Factors” and the consolidated financial statements and the related notes before making an investment decision.

SUMMARY OF OUR OFFERING

Our business

 We were incorporated under the laws of the state of Nevada as Citadel EFT, Inc., on

September 1, 2009. Even though we were incorporated recently, prior to our incorporation, our predecessor company was organized as a sole proprietorship in 1989 and since 1989 has been conducting the same business operations we continue to do now.   We provide credit card terminals and merchant account services to retailers.  Revenues are generated by residual percentages earned from contracted merchants that we are associated with.

Our principal executive office is located at 1100 Irvine Blvd., Tustin, California, 92780. This is our mailing address as well. Our telephone number is (714) 730-8143. Our website is http://www.citadelbankcard.com. Our registered agent for service of process is the National Registered Agents Inc of NV, located at 1000 East William Street, Suite 204, Carson City, Nevada 89701. Our fiscal year end is September 30.

The offering

Following is a brief summary of this offering:

Securities being offered by selling shareholders	1,213,960 shares of common stock
Offering price per share	0.05
Net proceeds to us	None

Number of shares outstanding before the offering	13,213,960
Number of shares outstanding after the offering if
all of the shares are sold	13,213,960

Selected financial data

 The following financial information summarizes the more complete historical financial information at the end of this prospectus.

	As of March 31, 2010 (Unaudited)	As of September 30, 2009
Balance Sheets
Total Assets	$143,966	$82,612
Total Liabilities	$59,896	$71,697
Total Stockholders’ Equity	$84,070	$10,915

	For the Six Months Ended	For the Six Months Ended
	March 31, 2010 (Unaudited)	March 31, 2009 (Unaudited)
Income Statements
Revenue	$174,638	$174,986
Total Expenses	$162,181	$140,174
Net Income	$12,457	$34,812

RISK FACTORS

You should carefully consider the following risk factors and all other information in this prospectus before investing in our common stock. Investing in our company involves a high degree of risk. Any of the following risks makes investment in our company speculative or risky, and could adversely affect our business, financial condition and results of our operations and could result in a complete loss of your investment.

Risk Factors Related to Our Business and Position in Industry

1. We Face Intense Competition as Our Industry Has Many Participants and Low Barriers to Entry.

As new companies form and operate on the Internet, we anticipate having to compete against existing as well as newly-formed companies which may have more financing and/or more name-recognition than we do. This could potentially cause us to be unable to compete and we may lose a significant portion of our current clients as a result.

2. We Face Low Name Recognition Which If Not Overcome May Impair Our Ability to Grow.

We expect to encounter risks and difficulties frequently faced by companies with limited name recognition in new markets. If you invest in our shares you must consider the risks and difficulties, such as:

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The need to establish our brand name awareness;

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The need for sufficient funds;

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The dependence on our website.

3. A Continued or Worsening Market Downturn May Negatively Affected Our Business Plan.

The severe market downturn that began in September 2008, has negatively impacted our industry as well as the global economy. While our business has not been severely impacted by it to date, it is entirely possible we will be negatively affected by a worsening or even continuous economic slowdown, which will result in our inability to generate income and raise capital, and may force us to shut our business down.

4. We Are Dependent On Our Management Team And If We Should Lose Any Of Them, We May Not Have The Ability To Carry On With Our Business Plan.

Our management team consists of Gary DeRoos, sole officer and a director, and Maria Teresa DeRoos (wife of Gary DeRoos), director. If we lost either of these key people it would hinder our progress a great deal. We have no employment agreements with any of our officers or directors. This means that potentially, any of our officers and directors may leave us without notice and possibly work for a competitor.

Because we operate in a competitive market, we are very dependent on being able to attract qualified people to work with us. Additionally, there is intense competition for the kind of personnel we need. Our success depends on our ability to attract and hire such personnel. We can't assure you that we will be able to attract and retain the kind of staff and other personnel we need.

5. Our Management Has No Previous Experience in Managing a Public Company.

Although each member of our management has extensive experience in running our business, our management team has virtually no experience managing a public company and neither has extensive experience in evaluating internal controls on the financial reporting. As we expand, we will need to allocate significant resources to meet applicable internal financial reporting standards, which include those controls and standards intended to keep our financial accounts and reporting accurate, thorough and free of fraud. If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud, which would have a material adverse effect on our business and stock.

Risk Factors Related to Our Stock

6. There Is No Market For Our Common Equity Securities, And We May Never Develop A Market, Which Would Render Investors' Investment Illiquid.

Our common shares are not listed on any stock market or exchange, making the selling and trading of our shares exceedingly difficult. Without a secondary market, one is not easily able to sell or trade our shares after purchasing them, and therefore may be stuck with their shares, rendering them illiquid. A FINRA member firm has verbally agreed (but is not bound by such agreement) to submit an application for a priced quotation on the OTC Bulletin Board on our behalf, but there is no guarantee that our application will be approved. And even if we are accepted, quotation on the OTC Bulletin Board doesn't assure that a meaningful market will be created and sustained. It is common, in fact, for OTC-listed companies to have a non-existent trading volume on any given day.

7. We Have No Plans To Pay Dividends, Leaving Our Equity Investors With No Income From Citadel For The Foreseeable Future.

We do not expect to pay dividends now or in the foreseeable future. We intend to use any future earnings for marketing, sales, and improving and expanding the services we offer our merchant clients.  Should we decide to pay dividends at any time in the future, there is no guarantee that they will be paid on a timely basis. If in buying our stock you anticipate income from dividends, you should not buy our stock.

8. Because We May Issue Additional Shares Of Common Stock, Your Investment Could Be Subject To Substantial Dilution.

We anticipate that any additional funding will be in the form of equity financing from the sale of our common stock. In the future, if we do sell more common stock, your investment could be subject to dilution. Dilution is the difference between what you pay for your stock and the net tangible book value per share immediately after the additional shares are sold by us.

9. Any Market That Develops In Shares Of Our Common Stock Will Be Subject To The Penny Stock Regulations And Restrictions Which Will Create A Lack Of Liquidity And Make Trading Difficult Or Impossible.

The trading of our securities, if any, will be in the over-the-counter Bulletin Board market which is commonly referred to as the OTCBB as maintained by FINRA. As a result, an investor may find it difficult to dispose of, or to obtain accurate quotations as to the price of our common stock.

Rule 3a51-1 of the Securities Exchange Act of 1934 establishes the definition of a "penny stock," for purposes relevant to us, as any equity security that has a minimum bid price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to a limited number of exceptions which are not available to us. It is likely that our shares will be considered to be penny stocks for the immediately foreseeable future. This classification severely and adversely affects any market liquidity for our common stock.

For any transaction involving a penny stock, unless exempt, the penny stock rules require that a broker or dealer approve a person's account for transactions in penny stocks and the broker or dealer receive from the investor a written agreement to the transaction setting forth the identity and quantity of the penny stock to be purchased.  In order to approve a person's account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience and objectives of the person and make a reasonable determination that the transactions in penny stocks are suitable for that person and that that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, which, in highlight form, sets forth:

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the basis on which the broker or dealer made the suitability determination, and

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that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Because of these regulations, broker-dealers may not wish to engage in the above-referenced necessary paperwork and disclosures and/or may encounter difficulties in their attempt to sell shares of our common stock, which may affect the ability of selling shareholders or other holders to sell their shares in any secondary market and have the effect of reducing the level of trading activity in any secondary market. These additional sales practice and disclosure requirements could impede the sale of our common stock, if and when our common stock becomes publicly traded. In addition, the liquidity for our common stock may decrease, with a corresponding decrease in the price of our common stock. Our shares, in all probability, will be subject to such penny stock rules for the foreseeable future and our shareholders will, in all likelihood, find it difficult to sell their common stock.

10. Our President and CEO, Gary de Roos, owns 90.8% of Citadel, which is a high-enough voting percentage to effectively control the company without any input from others.

Our President and CEO, Gary de Roos, owns 12,000,000 shares, which is 90.8% of all outstanding shares of our common stock, which equals 90.8% of the voting power of the company. We have no preferred shares issued. Mr. de Roos may therefore, in his sole discretion, make decisions on behalf of the shareholders of the company, thus eliminating the ability for any other shareholder to have an effect on the election of directors, decisions regarding corporate structure, capital structure, etc.

Risk Factors Related to Legal Issues

11. Forward Looking Statements Render Investing In Citadel Uncertain.

The information and discussion in this Prospectus contains both historical and forward-looking statements. The forward-looking statements regarding our financial condition, operating results, business prospects or any other aspect of our company, can be quite different from our actual financial condition, operating results and business performance in the end, once we have become operational.

We have tried to identify factors that would cause results to differ from our expectations. The factors we have isolated are:

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bad economic conditions;

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intense competition;

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entry of new competitors with similar marketing plans;

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increased and more stringent federal, state and local government regulation;

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under-funding;

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unexpected costs;

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price increases for supplies;

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inability to raise prices;

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bad reviews of our services on consumer and merchant networking sites;

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risk of litigation and administrative proceedings against our Company and our employees;

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fluctuation of our operating results and financial condition;

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bad publicity and news coverage;

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unsuccessful marketing and sales plans;

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loss of key executives;

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inflation factors.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of common stock in this offering. All proceeds from the sale of the shares of common stock will be received by the selling shareholders.

DETERMINATION OF OFFERING PRICE

Since our common stock is not listed or quoted on any exchange or quotation system, the offering price of the shares of common stock was determined by the price of the common stock that was sold to our security holders pursuant to an exemption under Rule 506 of Regulation D promulgated under the Securities Act of 1933. The offering price of the shares of our common stock does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. The facts considered in determining the offering price were our financial condition and prospects, our limited operating history and the general condition of the securities market.

Although our common stock is not listed on a public exchange, a FINRA member firm has verbally agreed to submit an application for a priced quotation on the OTC Bulletin Board on our behalf concurrently with the filing of this prospectus. However, the FINRA member firm is not bound by this verbal agreement, and may determine not to submit such an application on our behalf, and, if the FINRA member firm does submit such an application for quotation , there can be no assurance that such an application for quotation will be approved by FINRA.

In the event our common stock is quoted through the OTC Bulletin Board, the shares to be sold pursuant to the registration statement will be sold at prevailing market prices or privately negotiated prices. There is no assurance that our common stock will trade at market prices in excess of the initial offering price as prices for the common stock in any public market which may develop will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity.

DILUTION

Since all of the shares of common stock being registered are already issued and outstanding, no dilution will result from this offering.

PLAN OF DISTRIBUTION; TERMS OF THE OFFERING

There are 45 selling shareholders. They may sell some or all of their common stock in one or more transactions, including block transactions:

1.	On such public markets or exchanges as the common stock may from time to time be trading;
2.	In privately negotiated transactions;

3.	In short sales; or
4.	In any combination of these methods of distribution.

The sales price to the public is fixed at $0.05 per share until such time as the shares of our common stock may become traded on the Bulletin Board operated by the Financial Industry Regulatory Authority or another exchange; however, there is no assurance that our common stock will become quoted on the OTC Bulletin Board or another exchange. If our common stock becomes quoted on the Bulletin Board or another exchange, then the sales price to the public will vary according to the selling decisions of each selling shareholder and the market for our stock at the time of resale. In these circumstances, the sales price to the public may be:

1.	The market price of our common stock prevailing at the time of sale;
2.	A price related to such prevailing market price of our common stock; or

3.	Such other price as the selling shareholders determine from time to time.

The shares may also be sold in compliance with the Securities and Exchange Commission's Rule 144. The selling shareholders may also sell their shares directly to market makers acting as principals or brokers or dealers, who may act as agent or acquire the common stock as a principal. Any broker or dealer participating in such transactions as agent may receive a commission from the selling shareholders, or, if they act as agent for the purchaser of such common stock, from such purchaser. The selling shareholders will likely pay the usual and customary brokerage fees for such services.

Brokers or dealers may agree with the selling shareholders to sell a specified number of shares at a stipulated price per share and, to the extent such broker or dealer is unable to do so acting as agent for the selling shareholders, to purchase, as principal, any unsold shares at the price required to fulfill the respective broker's or dealer's commitment to the selling shareholders. Brokers or dealers who acquire shares as principals may thereafter resell such shares from time to time in transactions in a market or on an exchange, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such re-sales may pay or receive commissions to or from the purchasers of such shares. These transactions may involve cross and block transactions that may involve sales to and through other brokers or dealers.

We can provide no assurance that all or any of the common stock offered will be sold by the selling shareholders. We are bearing all costs relating to the registration of the common stock, estimated to be $40,000. The selling shareholders, however, will pay commissions or other fees payable to brokers or dealers in connection with any sale of the common stock. The selling shareholders must comply with the requirements of the Securities Act of 1933 and the Securities Exchange Act of 1934 in the offer and sale of the common stock. In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may, among other things:

1. Not engage in any stabilization activities in connection with our common stock;

2. Furnish each broker or dealer through which common stock may be offered, such as copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and

3. Not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Securities Exchange Act of 1934.

There is no assurance that any of the selling shareholders will sell any or all of the shares offered by them. Under the securities laws of certain states, the shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is met.

Of the 13,213,960 shares of common stock outstanding as of March 31, 2010, 12,000,000 shares are owned by Gary DeRoos, our president. These shares can only be resold pursuant to this registration statement or in compliance with Rule 144 of the Securities Act of 1933.

We have not declared any cash dividends, nor do we intend to do so. We are not subject to any legal restrictions respecting the payment of dividends, except that they may not be paid to render us insolvent. Dividend policy will be based on our cash resources and needs and it is anticipated that all available cash will be needed for our operations in the foreseeable future.

Section 15(g) of the Exchange Act

Our shares of common stock, because they are considered a “penny stock”, are covered by Section 15(g) of the Securities Exchange Act of 1934, as amended, and Rules 15g-1 through 15g-6 and Rule 15g-9 promulgated thereunder. They impose additional sales practice requirements on broker/dealers who sell our securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses).  While Section 15(g) and Rules 15g-1 through 15g-6 apply to brokers-dealers, they do not apply to us.

Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules.

Rule 15g-2 declares unlawful broker/dealer transactions in penny stocks unless the broker/dealer has first provided to the customer a standardized disclosure document.

Rule 15g-3 provides that it is unlawful for a broker/dealer to engage in a penny stock transaction unless the broker/dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

Rule 15g-4 prohibits broker/dealers from completing penny stock transactions for a customer unless the broker/dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

Rule 15g-5 requires that a broker/dealer execute a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales persons compensation.

Rule 15g-6 requires broker/dealers selling penny stocks to provide their customers with monthly account statements.

Rule 15g-9 requires broker/dealers to approve the transaction for the customer's account; obtain a written agreement from the customer setting forth the identity and quantity of the stock being purchased; obtain from the customer information regarding his investment experience; make a determination that the investment is suitable for the investor; deliver to the customer a written statement for the basis for the suitability determination; notify the customer of his rights and remedies in cases of fraud in penny stock transactions; and, the FINRA's toll free telephone number and the central number of the North American Administrators Association, for information on the disciplinary history of broker/dealers and their associated persons.  The application of the penny stock rules may affect your ability to resell your shares.

The application of the penny stock rules may affect your ability to resell your shares.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

This section of the prospectus includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like: believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements, which apply only as of the date of this prospectus. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or our predictions.

Overview

We have about 1,700 merchant-clients that use our terminals to process their credit card transactions which has allowed us to be profitable, even in our infancy. A further drop in U.S. economic activity beyond the severe slowdown since 2008, will undoubtedly have an effect on our revenues, as we make our money principally on “residuals”. Residuals are based off a pre-negotiated and contracted percentage rate for each transaction that our merchant-client incurs by its customers. Although we have a standard contract, the rates at which we have negotiated with each of our merchant-clients may vary slightly.

The main challenges we face are continued competition from new entrants into the industry, and limiting our exposure to any erosion of our client base as a result of any possible further deterioration of the economy.

Our other chief concern is competition. Our industry has relatively low barriers to entry. We believe this may lead, in the near-term, to a further splintering of this market industry, but in the mid- to long-term will lead to a consolidation through mergers and acquisitions within this industry. We believe that by streamlining our operations into one public vehicle, we will be in a better position to maximize our value during this foreseen splintering, and then consolidating phases.

Plan of Operations

Our specific goal is to begin the expansion of our business by developing our web campaign, joining social networking sites such as Facebook and Twitter and actively promoting our product. We intend to accomplish the foregoing through the following milestones:

May – July 2010	Register our previously issued shares on this Form S-1.
June – July 2010	Strategize on our web campaign, including social networking sites.
July - October 2010

Implement our web strategy, evaluate success in terms of number of additional merchant-clients signed up for our service, as well as in terms of quality of merchant-client signed up in this manner; depending on success, either extend the campaign, re-calibrate if necessary, or drop campaign altogether.

March – April 2011	Move into new offices.

As listed in our table above, we intend to implement our web strategy from July – October of this year. While we already have an operational website at http://www.citadelbankcard.com  our web strategy will consist of attempts to increase the traffic to our existing site, in particular through the use of web PR firms which can provide search engine optimization services. Search engine optimization is a specialized service wherein the PR firm will re-configure the site, its html coding and its links, to “optimize” or ma x imize the placement order of the site in search engine results for such search engines as msn, Google, Yahoo and Bing.

We do not anticipate any significant changes in the number of employees. We currently have one and anticipate having one to four employees in the next 12 months.

Liquidity, Capital Resources and Results of Operations

 As of March 31, 2010, our total assets were $143,966 and our total liabilities were $59,896. As of March 31, 2010, $53,756 was advanced by our president for legal and consulting services provided to us.  As of March 31, 2010, we had a $6,140 income tax liability. As of March 31, 2010, we had issued a total of 13,213,960 shares of our common stock. The amount of cash we had on hand as of March 31, 2010 was $97,371, and our working capital was $84,070. At the present time, we have not made any arrangements to raise additional cash, as we believe cash from operations will be sufficient to cover working capital, as well as the implementation of our web strategy, which we anticipate will cost us approximately $25,000 for the upcoming 12 months.

Our revenues have remained relatively stable since inception. For example, during the six months from September 2009 to March 2010, our lowest monthly revenues (February 2010) was $27,458, while our highest monthly revenues (March 2010) was $29,814, representing a difference of less than eight percent, while any trends in revenues, either up or down, are not apparent.

Over the course of the past three years of operations, including the operations of our predecessor company, we have not seen large, sudden shifts in revenues, although because our business model is reliant on the size of consumer transactions, we have seen, over the past three years, a slight, general increase in revenues likely owing to gradual inflation. We have made no attempt to quantify the amount of increase in our revenue that is due to inflation, although we suspect that it tracks the U.S. Bureau of Labor Statistics Consumer Price Index of approximately 5% over the past three years, owing to the breadth of goods and services in which credit cards are used.

Our primary source of liquidity is cash from operations. Were our residuals from credit card processing transactions to drop steeply, we would not be able to quickly or automatically make up the liquidity through other sources. However, through the economic downtrend, our cash flow has remained steady and has had a slight uptrend.

While one of the strong current trends in the consumer credit markets is for the paying down of personal debt and the increase of personal savings among consumers, our management believes, based only upon our own activity and revenue data which it has observed, that this trend is most likely occurring in the form of paying off a larger portion of each respective consumers' monthly credit card bills, and not through a reduced use of the card itself. Our management's belief is that consumers still use their credit cards for purchases in a slow economic climate; even increasing the amount they spend on a credit card, as a way to manage their own contracted or uncertain cash flows.

Our only debt are advances from our president and we have no loans or leases on property or equipment. We do not own any real estate. Revenues are generated by residuals from banks that we have contracts with. We generate our income as the third-party agent for point-of-sale credit card payment processing providers such as Best Payment Solutions, Moneris and National Processing Center. We have no financing debt associated with the business. Unlike banks and credit card issuers, we have no exposure to loss due to nonpayment and bad debt. The processing company and merchants are liable for such debt.

In December 2009, we closed our private offering by raising $23,300 in cash and issuing 466,000 shares of common stock to 45 individuals. The 466,000 shares issued are being registered in this offering. Additionally, 747,960 shares (six percent (6%) of the total outstanding shares after our private offering) were issued to Going Public LLC in consideration of consulting and marketing services rendered and are being registered in this offering. The services rendered were for consulting services and to cover expenses related to the public listing of our company, including state franchise and incorporation fees and expenses related to our private stock offering.  The foregoing 1,213,960 shares of common stock were issued as restricted securities pursuant to the exemption from registration contained in Regulation D, Rule 506 promulgated under the Securities Act of 1933.

At March 31, 2010, the Company has reserved 100,000 shares of its authorized but unissued common stock for future issuance in connection with consulting services rendered by Executive Consulting Services, (ECS) Group. This issuance will only occur if the Company is listed on the Over-the-Counter Bulletin Board. The grant date (February 8, 2010) value was $5,000 based on $0.05 per share of the Company’s most recent private placement.

During 2009, we entered into a consulting agreement with an unrelated third party (Going Public LLC ). We owed the consultant $25,000 of which $25,000 was paid as of March 31, 2010 for consulting services to cover expenses related to the incorporation and public listing of our company, including state franchise and incorporation fees and expenses related to a private stock offering conducted during 2009 for a minimum period of six months after the incorporated company is listed on the OTC Bulletin Board. As of March 31, 2010, $12,500 of the amount paid is accounted for in the financial statements as prepaid expenses. A copy of the contract was filed as Exhibit 10.1 to our registration statement filed on February 12, 2010.

As of March 31, 2010, we have retained earnings of $23,252, consisting of undistributed accumulated earnings from our operations.

Results of Operations

Six Months Ended March 31, 2010 Compared to Six Months Ended March 31, 2009

Revenue and Operating Expenses

	Six Months Ended March 31, 2010	Six Months Ended March 31, 2009	Change ($)	Change (%)
Revenues	$174,638	$174,986	$ (348)	0.1%
Operating Expenses	$159,983	$140,174	$19,809	12.3%
Net Income	$ 12,457	$ 34,812	$(22,355)	13.9%

For the six-month period ended March 31, 2010 compared to the six-month period ended March 31, 2009, revenue remained relatively constant with only a $348 or  0.1% decrease as our customer base stayed relatively constant and our pricing structure did not change.  Operating expenses increased for the same period by $19,809 or 12.3% due to increased accounting and legal fees associated with the registration statement process.  As such net income decreased for the same period by $22,355 or 13.9%.

For the six month period ended March 31, 2010, we had net income of $12,457. For the six month period ended March 31, 2010, we have generated revenues of $174,638 and have incurred operating expenses of $159,983, consisting of administrative, advertising, payroll and consulting expenses. For the six month period ended March 31, 2010, we incurred income tax expense of $2,198.

For the six months ended March 31, 2010 we spent net cash of $56,680 on operating activities. For the six months ended March 31, 2010 we use net cash of 9,300 in financing activities. For the six months ended March 31, 2010 we use net cash of -0- in investing activities.

For the nine months ended September 30, 2009 we had net income of $48,276, compared to $170,644 and $122,391 for the years ended December 31, 2008 and 2007, respectively. We experienced a net gain per share for the year ended September 30, 2009 of $0.06. The company was operated as a sole proprietorship during the same periods for fiscal 2008 and 2007.

Our total operating expenses for the nine months ended September 30, 2009 were $210,261, compared to total operating expenses of $133,220 and $174,619 for the year ended December 31, 2008 and 2007.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

BUSINESS

We were incorporated under the laws of the state of Nevada as Citadel EFT, Inc., on

September 1, 2009. Even though we were incorporated recently, prior to our incorporation, our predecessor company was organized as a sole proprietorship in 1989 and since 1989 has been conducting the same business operations we continue to do now.   We provide credit card terminals and merchant account services to retailers.  Revenues are generated by residual percentages earned from contracted merchants that we are associated with. Our statutory registered agent in Nevada is National Registered Agents Inc. of NV located at 1000 East William Street, Suite 204, Carson City, Nevada 89701. Our business office is located at 1100 Irvine Blvd., Tustin, California 92780 and our telephone number is (714) 730-8143.

During the twenty years prior to incorporation, Gary DeRoos and Maria Teresa DeRoos have operated the business as a sole proprietorship. We decided to incorporate a new business in order to act as a vehicle by which to operate our existing retail transaction processing venture, and continue to provide the retail industry the tools and services for credit transactions. We transferred our client base of approximately 1,700 “merchant-clients” or “client-businesses” – terms which we use interchangeably to mean “the retailers and other businesses who use our credit card processing services” –  that we had developed through the sole proprietorship, into Citadel EFT, Inc., the corporation, in order to streamline and grow our operations.

We plan to continue targeting our marketing campaigns at medium to large size businesses.

We continue to promote our business and our website located at http://www.citadelbankcard.com.

We also raised money through a private stock offering which raised a total of $23,300 in cash.

Principal products or services and their markets

 As of March 31, 2010, our assets consist of cash and cash equivalents of $97,371, prepaid expenses of $15,000, accounts receivable of $31,595, and our database of clients through which we conduct business to which no value has been assigned.

Our market consists of established and new businesses.  They are composed of large companies consisting of over 100,000 Visa and MasterCard transactions per month and smaller companies with only a few thousand transactions per month. We believe the marketplace will stagnate in the short run, and by 2011 begin to grow again as new businesses start.

We have approximately 1,700 merchants with approximately $7 million a month in Visa and MasterCard charges.  The merchants are diverse in their geographic location and in the scope of what they do.

Plan to Generate Future Revenues with our Products and Services

Our plan to generate future revenues is:

•

Continue to spend more advertising dollars where they have generated the best return on investment.  Internet advertising has seen the greatest return for each dollar spent.

•

We will also use marketing experts to generate new clients for the company. This includes but is not limited to using blogs, chat rooms, internet promotion companies, search engine placement, opt-in email promotion, self- producing web sites, and referrals.

•

We will continue to price our product aggressively through our existing sources and contacts.

•

 We plan to give the terminal to our new clients free of charge. The reason for this is that most of the money we generate is through residuals. Residuals are a percentage of the customer base of credit card transactions. For example, if merchant A has $100,000 in credit card sales, the Company will make residual on each transaction of every customer that uses their credit card at merchant A’s location. The amount is based on the quote given to merchant A. The typical amount earned on each account is based on many factors including the discount rate, transaction fee, and the mid- and non-qualified rates. The mid- and non-qualified rates are for business, government, and foreign card transactions. The mid-qualified are for reward cards and keyed-in transactions. Also included are the compliance fees, annual fees, monthly minimums, statement fees to name a few.  Visa and MasterCard have over one hundred different categories depending on the type of card used.

•

All terminals have a lifetime warranty for regular wear and tear as long as merchant has their business with Citadel EFT and is actively processing. Terminals are usually replaced with a call tag for the merchant to send back the defective unit. The 1-800 customer service number, provided to us by a third-party vendor, has approximately 300 people ready to answer any questions or issues arising from merchant-clients.

 We purchase the terminals from one of two terminal vendors: The Phoenix Group of O’Fallon, Missouri and Automated Transaction Technology of Anaheim, California. The terminals cost us between $50 - $200 per unit, and we have no contract with either terminal vendor. Our new merchant-clients select the terminal they wish to receive and we place the order with one of the two terminal vendors. Recoupment of the cost of the terminal ranges from 1 – 6 months, depending upon the cost of the respective terminal and volume of transactions placed by the merchant-client.

•

We plan to concentrate on quality high volume merchants such as hospitals, health care clinics, and the health related industry. We will do this by joining memberships as well as advertising in trade magazines and publications of the industry. Other profitable industries in the industry are restaurants in major metropolitan areas.

•

We plan to acquire smaller companies with their merchant base along with their residuals. Typically a merchant base buyout is based on the companies’ monthly residual volume, merchant type and how long the merchant has been in business. The ratio is anywhere from 15 to 25 times the monthly residual. We see this as a way to exponentially grow profits as well as hire new sales associates to promote the Citadel EFT brand.

Distribution and Marketing

Internet advertising has been the greatest marketing and sales-generating vehicle. We plan to continue to spend more advertising dollars on Internet advertising.

We will also use marketing experts to generate new clients for the company. This includes but is not limited to using blogs, chat rooms, internet promotion companies, search engine placement, opt-in email promotion, self- producing web sites, and referrals.

We plan to “give away” the terminal. The reason for this is that most of the money we generate  is through residuals. Residuals are a percentage of the customer base of credit card transactions. For example, if merchant A has $100,000 in credit card sales, the company will make a residual on each transaction of every customer that uses their credit card at merchant A’s location. The amount is based on the quote given to merchant A. The typical amount earned on each account is based on many factors including the discount rate, transaction fee, and the mid- and non-qualified rates. The mid- and non-qualified rates are for business, government, and foreign card transactions. The mid-qualified are for reward cards and keyed-in transactions. Also included are the compliance fees, annual fees, monthly minimums, statement fees to name a few. Visa and MasterCard have over one hundred different categories depending on the type of card used.

Once a merchant is contracted with Citadel EFT and the processing company, the merchant can avail himself to an 800 number, provided to Citadel’s merchant-clients by a third-party vendor, for inquiries on statements. There is also an online statement at mymerchantdata.com where merchants can view their statements online. It is a transitional period which typically takes 1 day from submission of the application to the approval. The terminals are preprogrammed and shipped to the merchant for ease of use. They will receive a starter packet in the mail with Visa and MasterCard decals, instructions on ordering supplies and preventing fraud.

We plan to acquire smaller companies with their merchant base along with their residuals, for either cash, stock or a combination of both. Typically a merchant base buyout is based on the target company’s monthly residual volume, merchant type and length of time in business. The buyout ratio is anywhere from 15 to 25 times the monthly residual. We see this as a way to grow profits as well as hire new sales associates to promote the Citadel EFT brand.

Competition

Our main competitors are companies in our field of operations who advertise on the Internet. Currently our competitors are North American Bankcard, United Bankcard, Bank of America, Card Services International and Merchant Warehouse.

We are at a competitive disadvantage in relation to many of these larger competitors, for the following reasons:

•

Since our industry runs on very low margins, a larger firm with more clients is better able to use economies of scale in reducing their cost of services, such as the purchasing of terminals and fees paid to processors.

•

Larger firms are able to use their size as a marketing point with prospective merchant-clients, equating their size with stability and other attractive traits.

•

Larger firms are able to withstand a greater number of their clients’ defections than we are, as each client represents a larger percentage of our client base than it does for a larger operator, forcing us to be more responsive to our merchant-clients respective demands, which puts pressure on our ability to increase prices.

•

Most, though not all, larger firms have other businesses besides credit card processing, and are therefore not as singularly dependent on the success of their credit card processing business as we are on ours.

•

Some large firms, such as Bank of America, can “bundle” various financial services for their clients, including banking, lending, and payroll and tax preparation, together with credit card processing. We cannot.

We intend to attempt to overcome these challenges and competitive disadvantages by:

•

Acquiring smaller companies with their merchant base along with their residuals.

•

Increasing advertising in markets that we don’t currently pursue: we will advertise in trade magazines as well as business publications such as Entrepreneur magazine and Inc magazine, and newspaper publications such as the Wall Street Journal.

•

Continuing to “give away” the terminal to approved merchants. The reason for this is that most of the money we generate is through residuals. Residuals are a percentage of the customer base of credit card transactions.

•

Using marketing experts to generate new clients. This includes but is not limited to using blogs, chat rooms, social networks such as Facebook and Twitter, internet promotion companies such as Media760, search engine placement, opt-in email promotion, self- producing web sites, and referrals.

•

Offering our clients low transaction fees and pricing.

•

Contracting outbound telemarketers.

•

Hiring stock promotion companies and announcement services.

•

Joining professional associations such as the Chamber of Commerce.

•

Forming Internet partnerships by exchanging website promotions.

With these marketing plans in place, we feel that we will increase our merchant base and therefore increase our profits.

Government Regulation

We are not currently subject to direct federal, state or local regulation other than regulations applicable to businesses generally or directly applicable to electronic commerce. However, the Internet is increasingly popular. As a result, it is possible that a number of laws and regulations may be adopted with respect to the Internet. These laws may cover issues such as user privacy, freedom of expression, pricing, content and quality of products and services, taxation, advertising, intellectual property rights and information security. Furthermore, the growth of electronic commerce may prompt calls for more stringent consumer protection laws. Several states have proposed legislation to limit the uses of personal user information gathered online or require online services to establish privacy policies. The Federal Trade Commission has also initiated action against at least one online service regarding the manner in which personal information is collected from users and provided to third parties. We will not provide personal information regarding our users to third parties. However, the adoption of such consumer protection laws could create uncertainty in Web usage and reduce the demand for our products.

We are not certain how business may be affected by the application of existing laws governing issues such as property ownership, copyrights, encryption and other intellectual property issues, and import and export matters. The vast majority of such laws were adopted prior to the advent of the Internet. As a result, they do not contemplate or address the unique issues of the Internet and related technologies. Changes in laws intended to address such issues could create uncertainty in the Internet market place. Such uncertainty could reduce demand for services or increase the cost of doing business as a result of litigation costs or increased service delivery costs.  In addition, because our services are available over the Internet in multiple states, other jurisdictions may claim that we are required to qualify to do business in each such state. We are qualified to do business in all 50 states. Our failure to qualify in a jurisdiction where it is required to do so could subject it to taxes and penalties. It could also hamper our ability to enforce contracts in such jurisdictions. The application of laws or regulations from jurisdictions whose laws currently apply to our business could have a material adverse affect on our business, results of operations and financial condition.

Other than the foregoing, no governmental approval is needed for our electronic merchant services and our business conducted via our website.

Employees

The total number of employees we have, including full- and part-time, is currently one: Gary DeRoos. We rely on the services of our President, Secretary and Chairman, Gary DeRoos and our Director Maria Teresa DeRoos to devote as much time as they can to the company, and to spend time overseeing our administrative responsibilities as well. Currently, both Gary DeRoos and Maria DeRoos devote approximately 40-60 hours per week to the company.

We anticipate that our officers will continue to devote the same number of hours, on average, per week to our company in the foreseeable future.

On June 18, 2009, our predecessor executed a consulting agreement whereby we agreed to pay Going Public LLC $25,000 and six percent (6%) of the total outstanding shares issued in our private offering totaling 747,960 shares of common stock, to provide consulting services and cover expenses related to the public listing of our company, including state franchise and incorporation fees and expenses related to our private stock offering conducted during 2009.

On July 1, 2009, our predecessor executed a consulting agreement whereby we agreed to pay Executive Consulting Services Group (ECS) $1,000 per month for three month increments, renewable by mutual agreement. Currently, the contract has been renewed through June 30, 2010 and the monthly fee is $1,000. ECS provides administrative support for the day-to-day operations of the Company. Administrative duties include maintaining compliance with regulatory agencies such as Nevada Secretary of State and the Securities and Exchange Commission, maintaining the Corporate Minute Book, is the Company’s bookkeeper, and is an EDGAR/IDEA filing service. Additionally, ECS acts as liaison between the Company’s president and auditor, legal counsel, transfer agent, registered agent and the SEC.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Officers and Directors

Our directors will serve until their successor is elected and qualified. Our sole officer is elected by the board of directors to a term of one (1) year and serves until his successor is duly elected and qualified, or until he is removed from office. The board of directors has no nominating, auditing or compensation committees.

The name, address, age and position of our present officer and director is set forth below:

Name and Address	Age	Position(s)

Gary DeRoos 1100 Irvine Blvd. Tustin, California 92780	49	President, Chief Executive Officer, Secretary/Treasurer, Chief Financial Officer, Principal Accounting Officer, and a member of the Board of Directors

Maria Teresa DeRoos 1100 Irvine Blvd. Tustin, California 92780	45	Director

The persons named above have held their offices/positions since our inception and is expected to hold their offices/positions until the next annual meeting of our stockholders.

Background of Officers and Directors

Gary DeRoos

Mr. DeRoos (husband of Maria Teresa DeRoos) has been our President, Chief Executive Officer, Secretary/Treasurer, Chief Financial Officer, Principal Accounting Officer and a member of the Board of Directors. From 1989 to the present, Mr. DeRoos has been the owner of Citadel E.F.T., a sole proprietorship engaged in the business of providing credit card terminals and merchant account services in Tustin, California.

Maria Teresa DeRoos

Mrs. DeRoos (wife of Gary DeRoos) has been a member of the Board of Directors. From 1994 to the present, Mrs. DeRoos has served as a financial and management information advisor for Citadel E.F.T, a sole proprietorship engaged in the business of providing credit card terminals and merchant account services in Tustin, California.

During the past five years, neither Mr. nor Mrs. DeRoos have been the subject of any of the following events:

1.

Any bankruptcy petition filed by or against any business of which Mr. and/or Mrs. DeRoos were a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time.

2.	Any conviction in a criminal proceeding or being subject to a pending criminal proceeding.

3.

An order, judgment, or decree, not subsequently reversed, suspended or vacated, or any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting Mr. or Mrs. DeRoos’ involvement in any type of business, securities or banking activities.

4.

Found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Future Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

Transactions with Related Persons, Promoters and Certain Control Persons

 Gary DeRoos and Maria Teresa DeRoos are deemed “promoters” of our company, within the meaning of such term under the Securities Act of 1933, since they co-founded and organized our company. Mr. and Ms. DeRoos are our only “promoters”.  In September 2009, we issued 12,000,000 shares of common stock as restricted securities to Gary DeRoos, our sole officer and a director, in consideration of $0.00001 per share or a total of $120. Neither Mr. nor Ms. DeRoos has received, nor are either entitled to receive any additional consideration for their services as our promoters.

As of March 31, 2010 and September 30, 2009, Mr. DeRoos had lent us $53,756 and $67,755, respectively, for operating advances and expenses paid on our behalf for opening the corporate bank account, organizational and startup costs, and consulting fees related to our incorporation. The loan is verbal, unsecured, non interest bearing, and has no specific terms for repayment, other than a verbal agreement between the company and Mr. DeRoos that the loan will be paid back once our web strategy and acquisition plans, as we describe above in our Plan of Operations subsection of our MD&A section, has been completed and repayments would only be made with cash remaining after working capital needs and other debt servicing requirements, if any.

On June 18, 2009, our predecessor executed a consulting agreement whereby we agreed to pay Going Public LLC $25,000 in cash, and six percent (6%) of the total outstanding shares issued in our private offering, totaling 747,960 shares of common stock, to provide consulting services and cover expenses related to the public listing of our company, including state initial filing and incorporation fees and expenses related to our private stock offering conducted during the fourth quarter of calendar 2009. Going Public LLC negotiated with its own network of partners to provide the following services on our behalf as per our contract with them:

We issued 50,000 restricted shares of our common stock to Sienna Consultants, LLC in exchange for $2,500 worth of business consulting services rendered, at a price of $0.05 per   share.   The business consulting services relate to the Company’s registration statement on the   Form S-1, as well as future reporting obligations.

We issued 249,320 restricted shares of our common stock to Artfield Investments RD, Inc. in exchange for $12,466 worth of business consulting services rendered at a price of $0.05 per   share. The business consulting services rendered included guidance and help preparing this   registration statement.

We issued 5,000 restricted shares of our common stock to RBS Associates in exchange for $250 worth of business consulting services rendered, at a price of $0.05 per share. The business   consulting services relate to the Company’s registration statement on the   Form S-1, as well as   future reporting obligations.

We issued 268,912 restricted shares of our Common Stock to Bebeyim LLC in exchange for $13,446 worth of business consulting services rendered, at a price of $0.05 per share. The   business consulting services relate to the Company’s registration statement on the   Form S-1, as   well as future reporting obligations.

We issued 50,000 restricted shares of our Common Stock to Global Lambert LLC in exchange for $2,500 worth of business consulting services rendered, at a price of $0.05 per share. The   business consulting services relate to the Company’s registration statement on the   Form S-1, as   well as future reporting obligations.

We issued 25,000 restricted shares of our Common Stock to Anslow & Jaclin LLP in exchange for $1,250 worth of legal advice delivered, at a price of $0.05 per share. The business   consulting services relate to the Company’s registration statement on the   Form S-1, as well as   future reporting obligations.

We issued 99,728 restricted shares of our Common Stock to The Alexander George Group in exchange for $4,986 worth of business consulting services rendered, at a price of $0.05 per share. The business consulting services relate to the Company’s registration statement on the Form S-1, as well as future reporting obligations.

The total number of shares issued to the above consultants was 747,960 or six percent (6%) of the total number of post offering shares issued through our private offering. These shares were included in our Regulation D, Rule 506 stock offering which commenced September 1, 2009 and ended December 31, 2009.

Audit Committee Financial Expert

We do not have an audit committee financial expert. We do not have an audit committee financial expert because we believe the cost related to retaining a financial expert at this time is prohibitive.

Conflicts of Interest

There are no conflicts of interest. Further, we have not established any policies to deal with possible future conflicts of interest.

EXECUTIVE COMPENSATION

The following table sets forth the compensation paid by us from January 1, 2009 through September 30, 2009, for our sole officer. This information includes the dollar value of base salaries, bonus awards and number of stock options granted, and certain other compensation, if any. The compensation discussed addresses all compensation awarded to, earned by, or paid to our named executive officer.

Summary Compensation Table
						Non-Equity	Nonqualified
						Incentive	Deferred	All
Name and				Stock	Option	Plan	Compensation	Other
Principal		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Position	Year	(US$)	(US$)	(US$)	(US$)	(US$)	(US$)	(US$)	(US$)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Gary DeRoos	2009	67,755	0	0	0	0	0	0	67,755
President, CEO	2008	0	0	0	0	0	0	0	0
CFO	2007	0	0	0	0	0	0	0	0

The following table sets forth the compensation paid by us from January 1, 2009 through September 30, 2009, for our directors. This information includes the dollar value of base salaries, bonus awards and number of stock options granted, and certain other compensation, if any. The compensation discussed addresses all compensation awarded to, earned by, or paid to our named sole director.

Director Compensation
Fees
	Earned				Nonqualified
	or			Non-Equity	Deferred
	Paid in	Stock	Option	Incentive Plan	Compensation	All Other
	Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	(US$)	(US$)	(US$)	(US$)	(US$)	(US$)	(US$)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Gary DeRoos	2009	0	0	0	0	0	0

Maria Teresa DeRoos	2009	0	0	0	0	0	0

All compensation received by our officers and directors has been disclosed.

There are no stock option, retirement, pension, or profit sharing plans for the benefit of our officers and directors.

Indemnification

Under our Bylaws, we may indemnify an officer or director who is made a party to any proceeding, including a law suit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Regarding indemnification for liabilities arising under the Securities Act of 1933, which may be permitted to directors or officers under Nevada law, we are informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

PRINCIPAL STOCKHOLDERS

The following table sets forth, as of the date of this prospectus, the total number of shares owned beneficially by our directors, sole officer and key employee, individually and as a group, and the present owners of 5% or more of our total outstanding shares. The table also reflects what their ownership will be assuming completion of the sale of all shares in this offering. The stockholder listed below has direct ownership of her shares and possess sole voting and dispositive power with respect to the shares.

		Percentage of		Percentage of
	Number of	Ownership	Number of	Ownership
Name and Address	Shares Before	Before the	Shares After	After the
Beneficial Owner	the Offering	Offering	the Offering	Offering
Gary DeRoos [1]	12,000,000[2]	90.8	12,000,000	90.8%
1100 Irvine Blvd.
Tustin, California 92780

Maria Teresa DeRoos[1] 1100 Irvine Blvd. Tustin, California 92780	-0-[3]	0.00	-0-	0.00%

All Officers and Directors	12,000,000	90.8	12,000,000	90.8%
as a Group (2 individuals)

[1]     The person named above may be deemed to be a “parent” and “promoter” of our company, within the meaning of such terms under the Securities Act of 1933, as amended, by virtue of their having co-founded the company. Mr. and Ms. DeRoos are our only “promoters”.

[2]

Mr. DeRoos has no shares to which he has the right to acquire, nor any options or warrants or convertible instruments or other securities of any kind.

[3]

Ms. DeRoos has no shares to which she has the right to acquire, nor any options or warrants or convertible instruments or other securities of any kind.

Securities authorized for issuance under equity compensation plans.

We have no equity compensation plans.

Selling Shareholders

The following table sets forth the name of each selling shareholder, the total number of shares owned prior to the offering, the percentage of shares owned prior to the offering, the number of shares offered, and the percentage of shares owned after the offering, assuming the selling shareholder sells all of his shares.

				Percentage
				of shares
				owned after the
	Total number of	Percentage of	Number of	offering assuming
	shares owned	shares owned	shares being	all of the share are
Name	prior to offering(8)	prior to offering	offered	sold in the offering
Roger & Kay DeRoos	10,000	0.07%	10,000	0.0%
Steve & Lee Ann DeRoos JT Ten	5,000	0.03%	5,000	0.0%
Eric J DeRoos	5,000	0.03%	5,000	0.0%
Raymondo & Lira Benito JT Ten	10,000	0.07%	10,000	0.0%
Andrea Solomon	10,000	0.07%	10,000	0.0%
Gelvin & Marilyn Deroos JT Ten	100,000	0.76%	100,000	0.0%
Jeffrey Todd Symons	2,000	0.02%	2,000	0.0%
Reza Fathi	10,000	0.07%	10,000	0.0%
Leyla E Fathi	2,000	0.02%	2,000	0.0%
Nadine R Baskin	4,000	0.03%	4,000	0.0%
Dolores C Dela Cruz	8,000	0.06%	8,000	0.0%
Harlan W Bergman & Maryilyn M Bergman Ten Com	50,000	0.38%	50,000	0.0%
Jose E Leano Trustee & Jocelyn Martin-Leano Trustee	100,000	0.76%	100,000	0.0%
Blanca R Camacho	2,000	0.02%	2,000	0.0%
Prescila E Fox	10,000	0.07%	10,000	0.0%
Christelle Lousie Ampil	2,000	0.02%	2,000	0.0%
Christiane Ampil	2,000	0.02%	2,000	0.0%
Maria Louisa G Ampil	2,000	0.02%	2,000	0.0%
Maria Michelle R Mallari	2,000	0.02%	2,000	0.0%
Maria Bernadette Cinco	2,000	0.02%	2,000	0.0%
Ida Marie M Cinco	2,000	0.02%	2,000	0.0%
Remi Gomez Marin	20,000	0.15%	20,000	0.0%
Daljit Khangura	10,000	0.07%	10,000	0.0%
Arthur Gapasin & Belinda Gapasin JT Ten	2,000	0.02%	2,000	0.0%
Ambrosio P Agbayani Jr	10,000	0.07%	10,000	0.0%
Donald J and Greta J Van Hemert JT Ten	5,000	0.03%	5,000	0.0%
Linda R Elam	2,000	0.02%	2,000	0.0%
Andrew Phan	1,000	0.01%	1,000	0.0%
Elsa L Morato	1,000	0.01%	1,000	0.0%
Kenneth Collopy	1,000	0.01%	1,000	0.0%
Olivia L Barela	4,000	0.03%	4,000	0.0%
Neenah P Bohler	12,000	0.09%	12,000	0.0%
Chantel Christine Mattis	1,000	0.01%	1,000	0.0%
Laverne D Schneider	5,000	0.03%	5,000	0.0%
Donna E Vroom	20,000	0.15%	20,000	0.0%
Virginia M Fabian	2,000	0.02%	2,000	0.0%
Elliott Mapes	20,000	0.15%	20,000	0.0%
Sumner and Carol Mapes JT Ten	10,000	0.07%	10,000	0.0%
Sienna Consultants LLC (1)	50,000	0.38%	50,000	0.0%
Artfield Investments RD Inc.(2)	249,320	1.89%	249,320	0.0%
RBS Associates(3)	5,000	0.03%	5,000	0.0%
Bebeyim LLC(4)	268,912	2.04%	268,912	0.0%
Global Lambert LLC (5)	50,000	0.38%	50,000	0.0%
Anslow & Jaclin LLP(6)	25,000	0.19%	25,000	0.0%
The Alexander George Group (7)	99,728	0.74%	99,728	0.0%

Total	1,213,960	9.17%	1,213,960	0.00%

(1)

Lauren Fishman is the principal of Sienna Consultants LLC and has voting and dispositive power over the shares beneficially owned by Sienna Consultants, LLC.

(2)

Stan Medley is the principal of Artfield Investments RD Inc. and has voting and dispositive power over the shares beneficially owned by Artfield Investments RD Inc.

(3)

Ronald Schaefer, PhD. is the principal of RBS Associates and has voting and dispositive power over the shares beneficially owned by RBS Associates.

(4)

Marvin K. Rowe and Birsen Uysal-Rowe, husband and wife are the principals of Bebeyim, LLC and have voting and dispositive power over the shares beneficially owned by Bebeyim, LLC.

(5)

 Jeffery Rowe is the principal of Global Lambert LLC and has voting and dispositive power over the shares beneficially owned by Global Lambert LLC.

(6)

Richard I. Anslow and Gregg E. Jaclin are the partners of Anslow & Jaclin, LLP. Each of Rich I. Anslow and Gregg E. Jaclin, acting alone, has voting and dispositive power over the shares beneficially owned by Anslow & Jaclin, LLP.  In addition, Anslow & Jaclin, LLP is also our legal counsel.

(7)

 Alexander G. Abele is the principal of The Alexander George Group and has voting and dispositive power over the shares beneficially owned by Alexander George Group.

 (8)

No shareholder has any shares to which they have a right to acquire, nor any options, warrants, convertible instruments nor any other security of any kind.

All natural persons named as selling security holders exercise voting and/or dispositive powers with respect to the securities to be offered for resale by our selling security holders.

 Roger and Kay DeRoos are Gary DeRoos’ aunt and uncle.

Steve and Eric DeRoos are cousins of Gary DeRoos, and LeAnn is the wife of Steve DeRoos.

Gelvin and Marilyn DeRoos are the parents of Gary DeRoos and parents-in-law of Maria Teresa DeRoos.

No selling shareholder is a broker-dealer, nor an affiliate of a broker-dealer.

The following is a summary of the issuances of all shares:

*

In September 2009, we issued 12,000,000 shares of common stock pursuant to the exemption from registration set forth in section 4(2) of the Securities Act of 1933.  The purchase price of the shares was $120.  The shares were purchased by our sole officer, Gary DeRoos. Mr. DeRoos was furnished the same information that could be found in Part I of a Form S-1 registration statement and he is a sophisticated investor.

*

For the period from September 1, 2009 through December 31, 2009, we issued 466,000 shares of common stock to 5 individuals in consideration of $0.05 per share or a total of $23,300. The 466,000 shares so issued are being registered in this offering. Additionally, the 747,960 shares issued in consideration of consulting and marketing services rendered are being registered in this offering. The foregoing 1,213,960 shares of common stock were issued as restricted securities pursuant to the exemption from registration contained in Reg. D, Rule 506 under the Securities Act of 1933. A Form D was filed with the SEC; each investor was furnished with an offering memorandum containing the same information that could be found in Part I of a Form S-1 registration statement; and, each investor had a preexisting relationship with us.

*

At March 31, 2010, the Company has reserved 100,000 shares of its authorized but unissued common stock for future issuance in connection with consulting services rendered by Executive Consulting Services, (ECS) Group. This issuance will only occur if the Company is listed on the Over-the-Counter Bulletin Board. The grant date (February 8, 2010) value was $5,000 based on $0.05 per share of the Company’s most recent private placement.

Future Sales of Shares

A total of 13,213,960 shares of common stock are issued and outstanding. Of the 13,213,960 shares outstanding, all are restricted securities as defined in Rule 144 of the Securities Act of 1933. 1,213,960 are being offered for resale by the selling shareholders described above.

The 12,000,000 shares issued and outstanding which are not being registered in this offering are held by Gary DeRoos, our President and CEO. These shares are also restricted pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, and include the special restrictions against re-sale by affiliates of the company, which state that affiliates – such as Mr. DeRoos with this company – may not re-sell their shares at any time except pursuant to Rule 144(b)(2), which includes requirements for the availability of current public information on the company, limitations on the amount of securities sold, and manner of sale.

DESCRIPTION OF SECURITIES

Common Stock

Our authorized capital stock consists of 100,000,000 shares of common stock, par value of $0.00001 per share. The holders of our common stock:

*	have equal ratable rights to dividends from funds legally available if and when declared by our board of directors;
*	are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;
*	do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and,
*	are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

Non-cumulative voting

 Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors. Currently, our President and CEO, Gary DeRoos, holds 90.8% of all issued and outstanding shares himself.

Cash dividends

As of the date of this prospectus, we have not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our board of directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Preferred Stock

We are authorized to issue 100,000,000 shares of preferred stock with a par value of $0.00001 per share. The terms of the preferred shares are at the discretion of the board of directors. Currently no preferred shares are issued and outstanding.

Anti-takeover provisions

There are no Nevada anti-takeover provisions that may have the affect of delaying or preventing a change in control.

Reports

After we complete this offering, we will not be required to furnish you with an annual report. Further, we will not voluntarily send you an annual report. We will be required to file reports with the SEC under section 15(d) of the Securities Act. The reports will be filed electronically. The reports we will be required to file are Forms 10-K, 10-Q, and 8-K. You may read copies of any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that will contain copies of the reports we file electronically. The address for the Internet site is www.sec.gov.

Stock transfer agent

Our stock transfer agent for our securities will be Quicksilver Stock Transfer, LLC, 6623 Las Vegas Blvd. South #255, Las Vegas, Nevada, 89119. Its telephone number is (702) 629-1883.

CERTAIN TRANSACTIONS

In addition to the shares issued to the consultants for services rendered we completed a private placement offering pursuant to Regulation D, Rule 506 of the Securities Act of 1933. The offering began in September 2009 and was closed December 31, 2009. A total of 466,000 shares were sold in the offering to 5 investors at a price of $0.05 per share, which raised a total of $23,300 in cash. The 747,960 shares issued in consideration of consulting and marketing services rendered were also included in the Reg. D, Rule 506 offering, and are likewise being registered in this offering.

LITIGATION

We are not a party to any pending litigation and none is contemplated or threatened.

EXPERTS

Our financial statements as of September 30, 2009, December 31, 2008 and 2007, and for each of the periods ended September 30, 2009, December 31, 2008 and December 31, 2007, included in this prospectus have been audited by GBH CPAs, PC, 6002 Rogerdale, Suite 500, Houston, Texas 77072, telephone (713) 482-0000, as set forth in its reports included in this prospectus. Its reports are given upon its authority as an expert in accounting and auditing.

LEGAL MATTERS

Diane D. Dalmy, 8965 West Cornell Place, Lakewood, Colorado 80227, telephone (303) 985-9324 has acted as our legal counsel.

FINANCIAL STATEMENTS

Our fiscal year end is September 30. We will provide audited financial statements to our stockholders on an annual basis; the statements will be audited by a firm registered with the Public Company Accounting Oversight Board.

COMBINED FINANCIAL STATEMENTS OF CITADEL EFT, INC.
Combined Balance Sheets at March 31, 2010 and September 30, 2009 (unaudited)	F-1
Combined Income Statements for the three and six months ended March 31, 2010 and March 31, 2009 (unaudited)	F-2
Combined Statements of Stockholders’ Equity from September 30, 2009 through March 31, 2010 (unaudited)	F-3
Combined Statements of Cash Flows for the six months ended March 31, 2010 and March 31, 2009 (unaudited)	F-4
Notes to the Combined Financial Statements (unaudited)	F-5

COMBINED FINANCIAL STATEMENTS OF CITADEL EFT, INC
Report of Independent Registered Public Accounting Firm	F-10
Combined Balance Sheets at September 30, 2009, December 31, 2008 and December 31, 2007	F-11
Combined Income Statements for the nine months ended September 30, 2009, and the years ended December 31, 2008 and December 31, 2007	F-12
Combined Statements of Stockholder’s Equity from January 1, 2007 through September 30, 2009	F-13
Combined Statements of Cash Flows for the nine months ended September 30, 2009 and the years ended December 31, 2008 and December 31, 2007	F-14
Notes to the Combined Financial Statements	F-15

CITADEL EFT INC.
COMBINED BALANCE SHEETS
(unaudited)

	March 31,	September 30,
	2010	2009

ASSETS

CURRENT ASSETS
Cash & Cash Equivalents	$97,371	$29,391
Accounts Receivable	31,595	28,221
Prepaid Expenses	15,000	25,000

TOTAL ASSETS	$143,966	$82,612

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Related Party Payable	$53,756	$67,755
Income Tax Liability	6,140	3,942

TOTAL CURRENT LIABILITIES	59,896	71,697

COMMITMENTS AND CONTINGENCIES	-	-

STOCKHOLDERS' EQUITY
Preferred Stock, 100,000,000 shares authorized, $0.00001 par value; none issued and outstanding	-	-
Common Stock, 100,000,000 shares authorized, $0.00001 par value; 13,213,960 and 12,000,000 shares issued and outstanding, respectively	132	120
Additional Paid-In capital	60,686	-
Retained Earnings	23,252	10,795
TOTAL STOCKHOLDERS' EQUITY	84,070	10,915

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$143,966	$82,612

The accompanying notes are an integral part of these unaudited combined financial statements.

CITADEL EFT INC.
COMBINED INCOME STATEMENTS
(unaudited)

	For the Three Months ended		For the Six Months ended
	March 31,		March 31,
	2010	2009	2010	2009

REVENUE	$87,319	$87,493	$174,638	$174,986

OPERATING EXPENSES	79,992	70,087	159,983	140,174

NET INCOME BEFORE TAXES	7,327	17,406	14,655	34,812

Income Tax Expense	1,099	-	2,198	-

NET INCOME	$6,228	$17,406	$12,457	$34,812

NET INCOME PER COMMON SHARE, BASIC AND DILUTED	$0.00	$-	$0.00	$-

Weighted Average
Shares Outstanding- Basic and Diluted	13,213,960	-	12,813,572	-

Pro Forma Information:
Pro forma provision for income taxes	$1,099	$2,611	$2,198	$5,222
Pro forma net income	$6,228	$14,795	$12,457	$29,590
Pro forma net income per common share, basic and diluted	$0.00	$0.00	$0.00	$0.00
Pro forma weighted average shares outstanding, basic and diluted	13,213,960	13,213,960	12,813,572	12,813,572

The accompanying notes are an integral part of these unaudited combined financial statements.

CITADEL EFT, INC.
COMBINED STATEMENTS OF STOCKHOLDER’S EQUITY
(unaudited)

			Additional		Total
		Common Stock	Paid-in	Retained	Stockholder’s
	Shares	Amount	Capital	Earnings	Equity

Balance, September 30, 2009	12,000,000	$120	$-	$10,795	$10,915

Stock Issued for Cash
at $0.05 per share	466,000	5	23,295	-	23,300

Stock issued for Services	747,960	7	37,391	-	37,398

Net Income	-	-	-	12,457	12,457

Balance, March 31, 2010	13,213,960	$132	$60,686	$23,252	$84,070

The accompanying notes are an integral part of these unaudited combined financial statements.

CITADEL EFT, INC.
COMBINED STATEMENTS OF CASH FLOWS
(unaudited)

	For the Six Months Ended
	March 31
	2010	2009

CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$12,457	$32,184
Adjustments to reconcile net income to net cash provided by operating activities:
Stock Compensation	37,398	-
Changes in operating assets and liabilities:
Accounts Receivable	(3,374)	(276)
Prepaid Expenses	10,000	-
Income Tax Liability	2,199	-
Net cash provided by operating activities	58,680	31,908

CASH FLOWS FROM FINANCING ACTIVITIES
Repayments of Related Party Payable	(14,000)	-
Proceeds from Issuance of Common Stock	23,300	-
Net cash provided by financing activities	9,300	-

Net increase in Cash & Cash Equivalents	67,980	31,908

Cash & Cash Equivalents, beginning of period	29,391	30,057

Cash & Cash Equivalents, end of period	$97,371	$61,965

SUPPLEMENTAL CASHFLOW DISCLOSURES
Interest Paid	$-	$-
Income Taxes Paid	$-	$-

The accompanying notes are an integral part of these unaudited combined financial statements.

CITADEL EFT, INC.
Notes to the Combined Financial Statements
(unaudited)

NOTE 1.   NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business. Citadel EFT, Inc. (the “Company”) was incorporated in Nevada on September 1, 2009. Prior to its formation, the Company was a sole proprietorship (“Citadel EFT”). The Company was formed for the purpose of offering credit card transaction processing services to businesses located in North America.

Basis of Presentation. For all periods presented the accounts of Citadel EFT, Inc. have been combined with Citadel EFT. The Company prepares its combined financial statements in accordance with accounting principles generally accepted in the United States of America.  The accompanying interim unaudited combined financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information in accordance with Article 8 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the Company’s opinion, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Combined operating results for the three month periods ended March 31, 2010 and March 31, 2009 are not necessarily indicative of the combined results for the full years. While management of the Company believes that the disclosures presented herein and adequate and not misleading, these interim combined financial statements should be read in conjunction with the audited combined financial statements and the footnotes thereto for the periods ended September 30, 2009, December 31, 2008 and December 31, 2007 filed as part of this registration statement.

Use of Estimates. The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition and Accounts Receivable. We derive revenues primarily from the electronic processing of credit, charge and debit card transactions that are authorized and captured through third-party networks. Typically, merchants are charged for these processing services based on a percentage of the dollar amount of each transaction and in some instances, additional fees are charged for each transaction. Certain merchant customers are charged a flat fee per transaction and may also be charged miscellaneous fees, including fees for handling charge backs, monthly minimums, equipment rentals, sales or leasing and other miscellaneous services.

Revenues are reported net of amounts paid to sponsor banks, as well as interchange and assessments paid to credit card associations (MasterCard and Visa) under revenue sharing agreements pursuant to which such parties receive payments based primarily on processing volume for particular groups of merchants.

NOTE 1.   NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

We follow the requirements of ASC 605-45, “Revenue Recognition, Principal Agent Considerations,” in determining our revenue reporting. Generally, we report revenues at the time of sale on a net basis where we are not the primary obligor in the arrangement, have minimal latitude in establishing the price of the services, do not change the product and perform part of the service, do not have discretion in supplier selection, do not have latitude in determining the product and service specifications to meet our client’s needs and do not assume credit risk. This amount includes interchange paid to card issuing banks and assessments paid to credit card associations pursuant to which such parties receive payments based primarily on processing volume for particular groups of merchants.

Accounts receivable are primarily comprised of amounts due from our clearing and settlement banks from revenues earned, net of related interchange and bank processing fees, on transactions processed during the month ending on the balance sheet date. Such balances are typically received from the clearing and settlement banks within 30 days following the end of each month. Bad debt expense is recognized based on management’s estimate of likely losses per year, based on the nature of the revenues and subsequent month receipt. As of March 31, 2010 and September 30, 2009, no allowance for doubtful accounts was deemed necessary.

Basic and Diluted Earnings (Loss) Per Share. The basic net loss per common share is computed by dividing the net loss by the weighted average number of common shares outstanding. Diluted net loss per common share is computed by dividing the net loss adjusted on an "as if converted" basis, by the weighted average number of common shares outstanding plus potential dilutive securities. For the periods ended March 31, 2010 and March 31, 2009, there were no potentially dilutive securities outstanding.

Advertising Costs. The Company’s policy regarding advertising is to expense advertising when incurred. The Company incurred $3,977 and $1,873 in advertising expenses for the six months ended March 31, 2010 and 2009, respectively.

Cash and Cash Equivalents. The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Income Taxes. Deferred tax assets and liabilities are recorded to reflect the future tax consequences attributable to the effects of differences between the carrying amounts of existing assets and liabilities for financial reporting and for income tax purposes. Deferred taxes are calculated by applying enacted statutory tax rates and tax laws to future years in which temporary differences are expected to reverse. The impact on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that the rate change is enacted. A deferred tax valuation reserve is established if it is more likely than not that a deferred tax asset will not be realized. The Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position.  The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon settlement.

NOTE 1.   NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Pro forma Information. Effective September 1 2009, the Company has elected to be treated as a C-corporation under the Internal Revenue Code and will be subject to corporate income taxes. Accordingly, a pro forma income tax provision for corporate income taxes has been calculated as if the Company had been taxable as a C-corporation for all periods presented. The effective tax rates used in the unaudited pro forma income tax calculations are based on the statutory federal income tax rate plus applicable state income taxes (net of federal benefit) plus the non-deductibility of certain expenses. Additionally, the Company has presented pro forma net income, pro forma income per share and pro forma weighted average shares outstanding as if the Company had been capitalized on the first date of the periods presented.

Recently Issued Accounting Pronouncements.

The Company has implemented all new accounting pronouncements that are in effect and that may impact its financial statements and does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its combined financial position or combined results of operations.

Financial Instruments. The Company believes the carrying amounts of financial instruments at March 31, 2010 and September 30, 2009, including cash and accounts receivable approximate fair value. Due to the short maturities of the cash and cash equivalents and accounts receivable, carrying amounts approximate the respective fair values.

NOTE 2. RELATED PARTY TRANSACTIONS

As of March 31, 2010 and September 30, 2009, the Company owed its president and director $53,756 and $67,755, respectively, for operating advances and expenses paid on behalf of the Company for opening the corporate bank account, organizational and startup costs, and consulting fees. The total amount is unsecured, non-interest bearing, and has no specific terms for repayment.

NOTE 3. STOCKHOLDER’S EQUITY

Preferred Stock. The Company is authorized to issue 100,000,000 shares of preferred stock with a par value of $0.00001 per share. The terms of the preferred shares are at the discretion of the board of directors. Currently no preferred shares are issued and outstanding.

Common Stock. The Company authorized capital stock consists of 100,000,000 shares of common stock, par value $0.00001 per share. The holders of the Company’s common stock have equal ratable rights to dividends from funds legally available if and when declared by our board of directors, are entitled to share ratably in all of the Company’s assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs, do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights and are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

NOTE 3. STOCKHOLDER’S EQUITY (Continued)

During the six months ended March 31, 2010, the Company issued 466,000 shares of common stock to 38 individuals in consideration of $0.05 per share or a total of $23,300.

During the six months ended March 31, 2010, the Company issued 747,960 shares of common stock (six percent (6%) of the total outstanding shares after our private offering) to seven service providers for services rendered. The fair value of the 747,960 shares issued to the service providers was approximately $37,000 based on the $0.05 per share received by the Company in the private placement offering. The 747,960 shares of common stock were issued to the seven service providers as follows:

The Company issued 50,000 restricted shares of our common stock to Sienna Consultants, LLC in exchange for $2,500 worth of business consulting services rendered, at a price of $0.05 per share. The business consulting services relate to the Company’s registration statement on Form S-1, as well as future reporting obligations.

The Company issued 249,320 restricted shares of our common stock to Artfield Investments RD, Inc. in exchange for $12,466 worth of business consulting services rendered at a price of $0.05 per share. The business consulting services rendered included guidance and help preparing the registration statement.

The Company issued 5,000 restricted shares of our common stock to RBS Associates in exchange for $250 worth of business consulting services rendered, at a price of $0.05 per share. The business consulting services relate to the Company’s registration statement on Form S-1, as well as future reporting obligations.

The Company issued 268,912 restricted shares of our Common Stock to Bebeyim LLC in exchange for $13,446 worth of business consulting services rendered, at a price of $0.05 per share. The business consulting services relate to the Company’s registration statement on Form S-1, as well as future reporting obligations.

The Company issued 50,000 restricted shares of our Common Stock to Global Lambert LLC in exchange for $2,500 worth of business consulting services rendered, at a price of $0.05 per share. The business consulting services relate to the Company’s registration statement on Form S-1, as well as future reporting obligations.

The Company issued 25,000 restricted shares of our Common Stock to Anslow & Jaclin LLP in exchange for $1,250 worth of legal advice delivered, at a price of $0.05 per share. The business consulting services relate to the Company’s registration statement on Form S-1.

The Company issued 99,728 restricted shares of our Common Stock to The Alexander George Group in exchange for $4,986 worth of business consulting services rendered, at a price of $0.05 per share. The business consulting services relate to the Company’s registration statement on the Form S-1, as well as future reporting obligations.

NOTE 3. STOCKHOLDER’S EQUITY (Continued)

At March 31, 2010, the Company has reserved 100,000 shares of its authorized but unissued common stock for future issuance in connection with consulting services rendered by Executive Consulting Services, (ECS) Group. This issuance will only occur if the Company is listed on the Over-the-Counter Bulletin Board. The grant date (February 8, 2010) value was $5,000 based on $0.05 per share of the Company’s most recent private placement.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Citadel EFT, Inc.

Tustin, CA

We have audited the accompanying combined balance sheets of Citadel EFT, Inc. (the “Company”) as of September 30, 2009, December 31, 2008 and 2007, and the related combined income statements, stockholder’s equity, and cash flows for the nine months ended September 30, 2009 and each of the two years in the two year period ended December 31, 2008. These combined financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Citadel EFT, Inc. as of September 30, 2009, December 31, 2008 and 2007, and the results of their operations and their cash flows for the nine months ended September 30, 2009 and each of the two years in the two year period ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the combined financial statements, the Company has restated its combined financial statements as of September 30, 2009, December 31, 2008 and 2007, and for the nine months ended September 30, 2009 and each of the two years in the two year period ended December 31, 2008.

/s/ GBH CPAs, PC

GBH CPAs, PC

www.gbhcpas.com

Houston, Texas

May 11, 2010

CITADEL EFT INC.
COMBINED BALANCE SHEETS

	September 30,	December 31,	December 31,
	2009	2008	2007
	(Restated)	(Restated)	(Restated)

ASSETS
CURRENT ASSETS
Cash & Cash Equivalents	$29,391	$30,057	$21,813
Accounts Receivable	28,221	24,334	26,843
Prepaid Expenses	25,000	-	-

TOTAL CURRENT ASSETS	82,612	54,391	48,656

TOTAL ASSETS	$82,612	$54,391	$48,656

LIABILITIES AND STOCKHOLDER'S EQUITY
CURRENT LIABILITIES
Related Party Payable	67,755	-	-
Income Tax Liability	$3,942	$-	$-

TOTAL CURRENT LIABILITIES	71,697	-	-

COMMITMENTS AND CONTINGENCIES

STOCKHOLDER’S EQUITY
Preferred Stock, 100,000,000 shares authorized, $0.00001 par value; no shares issued and outstanding	-	-	-
Common Stock, 100,000,000 shares authorized, $0.00001 par value; 12,000,000, 0, 0 shares issued and outstanding, respectively	120	-	-
Additional Paid-In Capital	-	-	-
Retained Earnings	10,795	54,391	48,656
TOTAL STOCKHOLDER’S EQUITY	10,915	54,391	48,656

TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY	$82,612	$54,391	$48,656

The accompanying notes are an integral part of these combined financial statements.

CITADEL EFT INC.
COMBINED INCOME STATEMENTS

	Nine Months Ended September 30, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007
	(Restated)	(Restated)	(Restated)

REVENUE	$262,479	$303,864	$297,010

OPERATING EXPENSES	210,261	133,220	174,619

NET INCOME BEFORE TAXES	52,218	170,644	122,391

Income tax expense	3,942	-	-

NET INCOME	$48,276	$170,644	$122,391

NET INCOME PER COMMON SHARE, BASIC AND DILUTED	$0.06	$-	$-

Weighted Average
Shares Outstanding-Basic and Diluted	747,253	-	-

Pro Forma Information:
Pro forma provision for income taxes	$7,833	$49,801	$30,982
Pro forma net income	$44,385	$120,843	$91,409
Pro forma net income per common share, basic and diluted	$0.00	$0.01	$0.01
Pro forma weighted average shares outstanding, basic and diluted	$12,000,000	$12,000,000	$12,000,000

The accompanying notes are an integral part of these combined financial statements.

CITADEL EFT, INC.
COMBINED STATEMENTS OF STOCKHOLDER’S EQUITY (Restated)
(unaudited)

			Additional		Total
	Common Stock		Paid-in	Retained	Stockholder’s
	Shares	Amount	Capital	Earnings	Equity
Balance, January 1, 2007	-	$-	$-	$-	$-

Distribution to stockholder	-	-	-	(73,735)	(73,735)

Net income	-	-	-	122,391	122,391

Balance, December 31, 2007	-	-	-	48,656	48,656

Distribution to stockholder	-	-	-	(164,909)	(164,909)

Net income	-	-	-	170,644	170,644

Balance, December 31, 2008	-	-	-	54,391	54,391

Stock issued for cash on September
14, 2009 at $0.00001 per share	12,000,000	120	-	-	120

Distribution to stockholder	-	-	-	(91,872)	(91,872)

Net income	-	-	-	48,276	48,276

Balance, September 30, 2009	12,000,000	$120	$-	$10,795	$10,915

The accompanying notes are an integral part of these combined financial statements.

CITADEL EFT INC
COMBINED STATEMENTS OF CASH FLOWS

	Nine Months Ended	Year Ended	Year Ended
	September 30, 2009	December 31, 2008	December 31, 2007
	(Restated)	(Restated)	(Restated)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$48,276	170,644	$122,391
Adjustments to reconcile net income to net cash provided by operating activities:
Changes in operating assets and liabilities:
Accounts Receivable	(3,887)	2,509	(26,843)
Prepaid Expenses	(25,000)	-	-
Income Tax Liability	3,942	-	-
Net cash provided by operating activities	23,331	173,153	95,548

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from Related Party Payable	67,755	-	-
Proceeds from Issuance of Common Stock	120	-	-
Distribution to Stockholder	(91,872)	(164,909)	(73,735)

Net cash used by financing activities	(23,997)	(164,909)	(73,735)

Net change in Cash & Cash Equivalents	(666)	8,244	21,813

Cash & Cash Equivalents, beginning of period	30,057	21,813	-

Cash & Cash Equivalents, end of period	$29,391	30,057	$21,813

SUPPLEMENTAL CASHFLOW DISCLOSURES
Interest paid	$-	$-	$-
Income taxes paid	$-	$-	$-

The accompanying notes are an integral part of these combined financial statements.

CITADEL EFT INC.
Notes to the Combined Financial Statements

NOTE 1.   NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business. Citadel EFT, Inc. (the “Company”) was incorporated in Nevada on September 1, 2009. Prior to its formation, the Company was a sole proprietorship (“Citadel EFT”). Citadel EFT was formed in 1989 for the purpose of offering credit card transaction processing and merchant account services to businesses located in North America. In September 2009 the Company decided to incorporate as a new corporation to act as a vehicle by which to operate a new retail transaction processing venture, and have the corporation provide the retail industry the tools and services for credit transactions. Citadel EFT transferred its client base of approximately 1,700 “merchant-clients” or “client-businesses” that it had developed into Citadel EFT, Inc., the corporation, in order to streamline and grow the Company’s operations.

Basis of Presentation (including Restatement).  The Company prepares its combined financial statements in accordance with accounting principles generally accepted in the United States of America. The Company previously reported the financial statements of the Company as of September 30, 2009 and for the period from September 1, 2009 through September 30, 2009 as separate financial statements of a successor entity from the financial statements of Citadel EFT as of August 31, 2009, December 31, 2008 and 2007 and for the periods for the eight months ended August 31, 2009 and for the years ended December 31, 2008 and 2007 which were presented as separate financial statements a predecessor entity. The Company has determined that the formation of a corporation and the resulting transfer of assets from a sole proprietorship to the corporate structure constitutes a reorganization of an entity under common control as opposed to an event that would create a successor entity. Accordingly. the financial statements for Citadel EFT, Inc. and Citadel EFT have been be combined (for all periods), with a small restatement adjustment of $11,546 (increasing the previously reported related party payable balance and decreasing the previously reported amount of retained earnings), similar to a pooling of interest; i.e., a reorganization of entities under common control, be retrospectively applied to the financial statements of all prior periods for a currently reporting registrant when the financial statements are issued for a period that includes the date the change in reporting entity or the transaction occurred.. This restated presentation eliminated the previously presented pro forma financial statements disclosed in the notes to the financial statements of the Company and the separate financial statements for Citadel EFT as the Citadel EFT’s financials have been combined with the Company’s financials for all periods presented.

Use of Estimates. The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CITADEL EFT (A SOLE PROPRIETORSHIP)
Notes to the Financial Statements

Recently Issued Accounting Pronouncements. In May 2009, FASB issued ASC 855, Subsequent Events, which establishes general standards for the evaluation, recognition and disclosure of events and transactions that occur after the balance sheet date. The standard, which includes a new required disclosure of the date through which an entity has evaluated subsequent events, is effective for interim or annual periods ending after June 15, 2009.  The adoption of ASC 855 did not have a material effect on the Company’s combined financial statements.

In June 2009, the FASB issued guidance now codified as ASC 105, Generally Accepted Accounting Principles, as the single source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with U.S. GAAP, aside from those issued by the SEC. ASC 105 does not change current U.S. GAAP, but is intended to simplify user access to all authoritative U.S. GAAP by providing all authoritative literature related to a particular topic in one place.  The adoption of ASC 105 did not have a material impact on the Company’s combined financial statements, but did eliminate all references to pre-codification standards.

The Company has implemented all new accounting pronouncements that are in effect and that may impact its combined financial statements and does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its combined financial position or combined results of operations.

Cash and Cash Equivalents. The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Income Taxes. Deferred tax assets and liabilities are recorded to reflect the future tax consequences attributable to the effects of differences between the carrying amounts of existing assets and liabilities for financial reporting and for income tax purposes. Deferred taxes are calculated by applying enacted statutory tax rates and tax laws to future years in which temporary differences are expected to reverse. The impact on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that the rate change is enacted. A deferred tax valuation reserve is established if it is more likely than not that a deferred tax asset will not be realized. The Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position.  The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon settlement.

Pro forma Information

Effective September 1 2009, the Company has elected to be treated as a C-corporation under the Internal Revenue Code and will be subject to corporate income taxes. Accordingly, a pro forma income tax provision for corporate income taxes has been calculated as if the Company had been taxable as a C-corporation for all periods presented. The effective tax rates used in the unaudited pro

CITADEL EFT (A SOLE PROPRIETORSHIP)
Notes to the Financial Statements

forma income tax calculations are based on the statutory federal income tax rate plus applicable state income taxes (net of federal benefit) plus the non-deductibility of certain expenses. Additionally, the Company has presented pro forma net income, pro forma income per share and pro forma weighted average shares outstanding as if the Company had been capitalized on the first date of the periods presented.

Revenue Recognition and Accounts Receivable. We derive revenues primarily from the electronic processing of credit, charge and debit card transactions that are authorized and captured through third-party networks. Typically, merchants are charged for these processing services based on a percentage of the dollar amount of each transaction and in some instances, additional fees are charged for each transaction. Certain merchant customers are charged a flat fee per transaction and may also be charged miscellaneous fees, including fees for handling charge backs, monthly minimums, equipment rentals, sales or leasing and other miscellaneous services.

Revenues are reported net of amounts paid to sponsor banks, as well as interchange and assessments paid to credit card associations (MasterCard and Visa) under revenue sharing agreements pursuant to which such parties receive payments based primarily on processing volume for particular groups of merchants.

We follow the requirements of ASC 605-45, “Revenue Recognition, Principal Agent Considerations,” in determining our revenue reporting. Generally, we report revenues at the time of sale on a net basis where we are not the primary obligor in the arrangement, have minimal latitude in establishing the price of the services, do not change the product and perform part of the service, do not have discretion in supplier selection, do not have latitude in determining the product and service specifications to meet our client’s needs and do not assume credit risk. This amount includes interchange paid to card issuing banks and assessments paid to credit card associations pursuant to which such parties receive payments based primarily on processing volume for particular groups of merchants.

Accounts receivable are primarily comprised of amounts due from our clearing and settlement banks from revenues earned, net of related interchange and bank processing fees, on transactions processed during the month ending on the balance sheet date. Such balances are typically received from the clearing and settlement banks within 30 days following the end of each month. Bad debt expense is recognized based on management’s estimate of likely losses per year, based on the nature of the revenues and subsequent month receipt. As of September 30, 2009, December 31, 2008 and 2007, no allowance for doubtful accounts was deemed necessary.

Advertising Costs. The Company’s policy regarding advertising is to expense advertising when incurred.  For the nine months ended September 30, 2009, and for the years ended December 31, 2008 and 2007 the Company incurred advertising expenses of approximately $25,000, $36,000 and $41,000, respectively.

CITADEL EFT (A SOLE PROPRIETORSHIP)
Notes to the Financial Statements

Financial Instruments. The Company believes the carrying amounts of financial instruments As of September 30, 2009, December 31, 2008 and 2007, including cash and accounts receivable approximate fair value. Due to the short maturities of the cash and cash equivalents and accounts receivable, carrying amounts approximate the respective fair values.

NOTE 2. RELATED PARTY TRANSACTIONS

As of September 30, 2009, December 31, 2008 and 2007 the Company owed its president and director $67,755, $0, and $0, respectively, for operating advances and expenses paid on behalf of the Company for opening the corporate bank account, organizational and startup costs, and consulting fees. The total amount is unsecured, non-interest bearing, and has no specific terms for repayment.

NOTE 3. STOCKHOLDER’S EQUITY

Preferred Stock. The Company is authorized to issue 100,000,000 shares of preferred stock with a par value of $0.00001 per share. The terms of the preferred shares are at the discretion of the board of directors. Currently no preferred shares are issued and outstanding.

Common Stock. The authorized capital stock consists of 100,000,000 shares of common stock, par value $0.00001 per share. The holders of the Company’s common stock have equal ratable rights to dividends from funds legally available if and when declared by the Company’s board of directors, are entitled to share ratably in all of the Company’s assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of the Company’s affairs, do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights and are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

During the year ended December 31, 2007, the Company distributed $73,735 to its sole stockholder.

During the year ended December 31, 2008, the Company distributed $164,909 to its sole stockholder.

In September 2009, the Company issued 12,000,000 common stock shares to its president at $0.00001 per share for $120.

During the nine months ended September 30, 2009, the Company distributed $91,872 to its sole stockholder.

NOTE 4. INCOME TAXES

Income tax expense for the nine months ended September 30, 2009 is as follows:

CITADEL EFT (A SOLE PROPRIETORSHIP)
Notes to the Financial Statements

Federal
Current	$ 3,942
Deferred	-
$ 3,942

A reconciliation of the actual taxes to the statutory U.S. taxes for the period ended September 30, 2009 is as follows:

Income tax expense at the statutory federal rate (15%)	$ 3,942
Increase (decrease) resulting from:
Other	-
Income tax expense	$ 3,942

As of September 31, 2009, the Company has a current tax liability of $3,942.

We are taxed as a sole proprietorship whereby components of income and expense are passed through and taxed at the owner level. Deferred income taxes are not significant.

NOTE 5. COMMITMENTS

During 2009, The Company entered into a consulting agreement with an unrelated third party. The Company owed the consultant $25,000 of which $25,000 was paid as of September 30, 2009 for consulting services to cover expenses related to the incorporation and public listing of the Company, including state franchise and incorporation fees and expenses related to a private stock offering conducted during 2009 for a minimum period of six months after the Company is listed on the OTC Bulletin Board. The amount paid was accounted for in the financial statements as pre-paid expenses at September 30 2009, The consulting agreement included the following commitments:

(i)

The consultant will be compensated 6% of the total outstanding stock (calculated as a post private placement offering percentage;

(ii)

The consultant will not suffer dilution from a reverse stock split;

(iii)

The consultant will receive a referral fee of $25,000 for any equity or debt financing of amounts equal to or greater than $1 million referred directly or indirectly to the Company by the consultant.

CITADEL EFT (A SOLE PROPRIETORSHIP)
Notes to the Financial Statements

During 2009, the Company entered into a consulting agreement whereby the Company agreed to pay a consultant $1,000 per month for three month increments, renewable by mutual agreement. The contract was renewed through June 30, 2010 with a monthly fee of $1,000. The consultant provides administrative support for the day-to-day operations of the incorporated company.

NOTE 6. SUBSEQUENT EVENTS

For the period from September 1, 2009 through December 31, 2009, the Company issued 466,000 shares of common stock to 38 persons in consideration of $0.05 per share or a total of $23,300. Additionally, the Company issued 747,960 shares of common stock (six percent (6%) of the total outstanding shares after our private offering) to a total of seven service providers  for services rendered. The fair value of the 747,960 shares issued to the service providers was approximately $37,000 based on the $0.05 per share received by the Company in the private placement offering.

Until _____________2010, ninety days after the date of this prospectus, all dealers effecting transactions in our registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

 The estimated expenses of the registration, all of which are to be paid by the registrant, are as follows:

SEC Registration Fee	$4.93
Printing and General Expenses	90.00
Accounting Fees and Expenses	10,000.00
Legal and Consulting Fees	25,000.00
Blue Sky Fees/Expenses	0.00
Transfer Agent Fees	1,000.00
TOTAL	$36,094.93

ITEM 14.

INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officer of the registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

1.	Section 4 of our Articles of Incorporation filed as Exhibit 3.1 to this registration statement.

2.	Article IX of our Bylaws filed as Exhibit 3.2 to this registration statement.

3.	Nevada Revised Statutes, Chapter 78.

The general effect of the foregoing is to indemnify a control person, officer or director from liability, thereby making the company responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers, and controlling persons against liability under the Act, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM 15.

RECENT SALES OF UNREGISTERED SECURITIES.

In September 2009, we issued a total of 12,000,000 shares of restricted common stock to Gary DeRoos, our sole officer and a member of our Board of Directors in consideration of $120 cash. The shares were issued pursuant to the exemption from registration contained in Section 4(2) of the Securities Act of 1933. Mr. DeRoos was furnished with all of the information that is contained in a registration statement and is a sophisticated investor.  No commission was paid to anyone in connection with the sale of shares to Mr. DeRoos.  These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, Mr. DeRoos had the necessary investment intent as required by Section 4(2) since he agreed to and received share certificates bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

For the period from September 1, 2009 through December 31, 2009, we issued 747,960 shares of common stock pursuant to the exemption from registration set forth under Regulation D, Rule 506,

promulgated under the Securities Act of 1933.  The shares were issued in exchange for consulting services rendered, as follows:

On June 18, 2009, we agreed to pay Going Public LLC $25,000 in cash, and six percent (6%) of the total outstanding shares issued in our private offering, totaling 747,960 shares of common stock, to provide consulting services and cover expenses related to the public listing of our company, including state initial filing and incorporation fees and expenses related to our private stock offering conducted during the fourth quarter of calendar 2009. Going Public LLC negotiated with its own network of partners to provide the following services on our behalf as per our contract with them, and in connection with those services, we agreed to issue shares to those service providers contacted by Going Public LLC.  Going Public LLC never received any shares.  Instead, it designated the following seven service providers as the proper recipients for the following share amounts:

We issued 50,000 restricted shares of our common stock to Sienna Consultants, LLC in exchange for $2,500 worth of business consulting services rendered, at a price of $0.05 per   share.   The business consulting services relate to the Company’s registration statement on the   Form S-1, as well as future reporting obligations.

We issued 249,320 restricted shares of our common stock to Artfield Investments RD, Inc. in exchange for $12,466 worth of business consulting services rendered at a price of $0.05 per   share. The business consulting services rendered included guidance and help preparing this   registration statement.

We issued 5,000 restricted shares of our common stock to RBS Associates in exchange for $250 worth of business consulting services rendered, at a price of $0.05 per share. The business   consulting services relate to the Company’s registration statement on the   Form S-1, as well as   future reporting obligations.

We issued 268,912 restricted shares of our Common Stock to Bebeyim LLC in exchange for $13,446 worth of business consulting services rendered, at a price of $0.05 per share. The   business consulting services relate to the Company’s registration statement on the   Form S-1, as   well as future reporting obligations.

We issued 50,000 restricted shares of our Common Stock to Global Lambert LLC in exchange for $2,500 worth of business consulting services rendered, at a price of $0.05 per share. The   business consulting services relate to the Company’s registration statement on the   Form S-1, as   well as future reporting obligations.

We issued 25,000 restricted shares of our Common Stock to Anslow & Jaclin LLP in exchange for $1,250 worth of legal advice delivered, at a price of $0.05 per share. The business   consulting services relate to the Company’s registration statement on the   Form S-1, as well as   future reporting obligations.

We issued 99,728 restricted shares of our Common Stock to The Alexander George Group in exchange for $4,986 worth of business consulting services rendered, at a price of $0.05 per share. The business consulting services relate to the Company’s registration statement on the Form S-1, as well as future reporting obligations.

The total number of shares issued to the above consultants was 747,960 or six percent (6%) of the total number of post offering shares issued through our private offering.

These 747,960 shares were issued as part of our Regulation D, Rule 506 offering, conducted from September 1, 2009 to December 31, 2009.

In December, 2009, we issued 466,000 shares of common stock to 45 individuals in consideration of $0.05 per share or a total of $23,300. The 466,000 shares so issued are being registered in this offering. Additionally, the 747,960 shares issued in consideration of consulting and marketing services rendered are being registered in this offering. The foregoing 1,213,960 shares of common stock were issued as restricted securities pursuant to the exemption from registration contained in Reg. 506 of the Securities Act of 1933.

 Please note that pursuant to Rule 506, all shares purchased in the Regulation D Rule 506 offering completed in December 2009 were restricted in accordance with Rule 144 of the Securities Act of 1933. In addition, each of these shareholders were either accredited as defined in Rule 501 (a) of Regulation D promulgated under the Securities Act or sophisticated as defined in Rule 506(b)(2)(ii) of Regulation D promulgated under the Securities Act.

(A)

At the time of the offering we were not: (1) subject to the reporting requirements of Section 13 or 15 (d) of the Exchange Act; or (2) an “investment company” within the meaning of the federal securities laws.

(B)

Neither we, nor any of our predecessors, nor any of our directors, nor any beneficial owner of 10% or more of any class of our equity securities, nor any promoter currently connected with us in any capacity has been convicted within the past ten years of any felony in connection with the purchase or sale of any security.

(C)	The offers and sales of securities by us pursuant to the offerings were not attempts to evade any registration or resale requirements of the securities laws of the United States or any of its states.

We have never utilized an underwriter for an offering of our securities. Other than the securities mentioned above, we have not issued or sold any securities.

ITEM 16.

EXHIBITS.

The following Exhibits are filed as part of this Registration Statement, pursuant to Item 601 of Regulation S-K. All Exhibits have been previously filed unless otherwise noted.

Exhibit No.	Document Description

3.1	Articles of Incorporation. [1]

3.2	Bylaws. [1]

4.1	Specimen Stock Certificate. [1]

5	Opinion of Diane D. Dalmy, Attorney at Law

10.1	Consulting Agreement with Going Public LLC [1]

10.2	Consulting Agreement with Executive Consulting Services, (ECS) Group [1]

23.1	Consent of GBH CPAs, PC

23.2	Consent of Diane D. Dalmy, Attorney at Law (see Exhibit 5)

 [1] Incorporated by reference to Citadel EFT, Inc. Registration Statement on Form S-1 filed on February 12, 2010. File No. 333-164882.

ITEM 17.

UNDERTAKINGS.

(A) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.             To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.             To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

iii.             To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(5) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.             Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.             Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.            The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.            Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing of this Amended Form S-1 Registration Statement and has duly caused to the Amended Form S-1 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Tustin, California on this 20th day of July, 2010.

CITADEL EFT, INC.

BY:	/s/ Gary Deroos__________________________
Gary DeRoos, President, Principal Executive
Officer, Secretary, Treasurer, Principal Financial
Officer, Principal Accounting Officer and a
Member of the Board of Directors.

Pursuant to the requirements of the Securities Act of 1933, this Amended Form S-1 Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Gary Deroos________	President, Principal Executive Officer, Secretary,	July 20, 2010
Gary DeRoos	Treasurer, Principal Financial Officer, Principal
Accounting Officer, and a Member of the Board
of Directors

/s/ Maria Teresa Deroos__	Director	July 20, 2010
Maria Teresa DeRoos